Exhibit 10.1

STOCK OPTION AGREEMENT dated as of «Month» «day», «year», between BED BATH & BEYOND INC. (the “Company”) and «Name» (“you”).

1.  Option Grant.  The Company grants you an option (the “Option”) to purchase up to «Shares» shares of the Company’s Common Stock at a price of $«Price» per share.  The Option is not exercisable now but becomes exercisable in installments, which are cumulative, so that «Vesting   »% of the number of shares originally subject to the Option will vest and become exercisable on each of the dates described on the Vesting Schedule below.

2.  Option Plan.  You agree that the Option is entirely subject to the terms of the Company’s 2004 Stock Option Plan (the “Plan”), which is described in the Prospectus for the Plan.

3.  Type of Option.  The Option is not intended to qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code.

4.  Termination.  The Option terminates on the eighth anniversary of the date of this Agreement and as otherwise provided in the Plan.  The Option will immediately terminate upon your termination of employment with the Company, except that (i) if termination is because of your death or disability, the portion of the Option vested and unexercised as of such termination date (the “Vested Portion”) will remain exercisable for 12 months after termination and (ii) if termination is for any other reason, excluding cause, the Vested Portion will remain exercisable for three months after termination, although in all cases the Option will never be exercisable after the eighth anniversary of this Agreement.  Upon termination for cause, the Vested Portion terminates immediately, together with the balance of the Option.  Notwithstanding any other provision of this Agreement, the provisions regarding the termination of this Option (and the provisions regarding the termination of previously granted options) shall be subject to the terms of any separate Employment Agreement, Severance Agreement or other similar agreement entered into between you and the Company.

5.  Exercise.  You may exercise the Option by delivering to the Company your signed, written notice of the number of shares covered by your exercise, together with the full purchase price.  Payment may be made by certified check, bank draft, or money order payable to the order of the Company or, if permitted by the Committee that administers the Plan (the “Committee”), through delivery of shares of the Company’s Common Stock.  The Committee may require you to pay the amount needed (or to make other arrangements) to pay any withholding taxes.

6.  Transfer Restriction.  Unless otherwise permitted by the Committee, the Option is non-transferable, except that, in case of your death, it may be transferred by will or the laws of descent and distribution.  Only you (or your guardian or legal representative) may exercise the Option.

7.  Notice.  Any notice or communication to the Company concerning the Option must be in writing and delivered in person, or by United States mail, to the following address (or another address specified by the Company):

Bed Bath & Beyond Inc.
Finance Department – Stock Administration
650 Liberty Avenue
Union, New Jersey 07083

BED BATH & BEYOND INC.

By:
Co-Chairman of the Board of Directors or	«Name»
Chief Executive Officer

VESTING SCHEDULE

Total Option Grant:  «Shares» shares

Date on Which Installment First Vests and Becomes Exercisable	Number of Shares in Installment

«Month» «day», «vyear1»	«Vesting »% of the number of shares
originally subject to the Option
«Month» «day», «vyear2»	«Vesting »% of the number of shares
originally subject to the Option
«Month» «day», «vyear3»	«Vesting »% of the number of shares
originally subject to the Option
«Month» «day», «vyear4»	«Vesting »% of the number of shares
originally subject to the Option
«Month» «day», «vyear5»	«Vesting »% of the number of shares
originally subject to the Option